Exhibit 10.5
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 10th day of May, 2018 (the “Effective Date”) by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jodie Morrison (“Executive”) (each a “Party” and collectively, the “Parties”).
BACKGROUND
The Company desires to engage Executive as Interim Chief Executive Officer (“Interim CEO”) of the Company in accordance with the terms of this Agreement, and Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Employment Period. Unless earlier terminated as described below, Executive’s employment as Interim CEO of the Company commenced on April 27, 2018 (the “Start Date”) and shall end on October 31, 2018 (the “Employment Period”). The Employment Period shall automatically conclude upon the earliest to occur of: (a) the date on which a permanent Chief Executive Officer commences employment with the Company; or (b) the termination of Executive’s employment pursuant to Section 4 below.
2.    Duties; Responsibilities; Board Matters.
(a)    As Interim CEO, Executive shall be an officer of the Company duly named by the Board of Directors, shall report directly to the Board of Directors of the Company (the “Board”) and shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to Executive by the Board, which shall be commensurate with those of a chief executive officer of a public company of comparable size and with a similar business as the Company. During the Employment Period and other than permitted under this Agreement, Executive agrees to devote Executive’s full business time, attention, energy and best efforts to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to Executive hereunder. During the Employment Period it shall not be a violation of this Agreement for Executive to: (i) manage personal investments, (ii) devote time to charitable and community activities or, with the approval of the Board, industry or professional activities including consulting services or service on the board of directors of another corporation, or (iii) provide consulting services to Syntimmune, Inc. and serve on the board of directors of Aileron Therapeutics, Inc. and Novus Therapeutics, Inc. ((i), (ii), and (iii) referred to herein as “Outside Services”), so long as any such Outside Services do not interfere or conflict with the performance of Executive’s responsibilities in accordance with this Agreement. Additional Outside Services may be added from time to time with the approval of the Board.
(b)    During the Employment Period, Executive shall continue to serve as a member of the Board, provided that: (i) Executive’s retainer for Executive’s membership on the Board shall be paid on a prorated basis by multiplying such retainer by a fraction, the numerator of which is the number of days outside of the Employment Period in which Executive serves as a director, and the denominator of which is 365; and (ii) Executive shall not be entitled to receive fees for attending any Board meetings during the Employment Period. Executive acknowledges that she resigned from Executive’s membership on the Audit Committee of the Board, effective as of the Start Date. The Company expects that Executive shall remain on the Board as a non-employee director following the conclusion of the Employment Period.
(c)    During the Employment Period, Executive shall not earn any non-employee director cash retainers or other cash compensation under the Company’s Director Compensation Program for Executive’s services as director. Notwithstanding the foregoing, Executive shall be entitled to receive the same type of equity award with respect to the same number of shares of the Company’s common stock as Executive would have been entitled to receive had Executive continued to serve as one of the Company’s non-employee directors. Executive’s existing outstanding equity awards granted in connection with Executive’s Board service shall continue to vest and/or become exercisable, or be settled in shares, as applicable, during and after the Employment Period in accordance with their original schedules, provided Executive continues to serve as a member of the Board.
(d)    The Company shall indemnify Executive with respect to activities in connection with Executive’s employment hereunder to the fullest extent provided by applicable law and the Company’s certificate of incorporation and bylaws, and to the same extent as the Company indemnifies other Company officers or directors. Executive also be named as an insured in Executive’s capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time. Nothing herein shall impact or modify the Indemnification Agreement previously entered into between Executive and the Company, which shall remain in full force and effect pursuant to its terms.
3.    Compensation and Benefits.
(a)    Base Salary. During the Employment Period, the Company shall pay to Executive a base salary at the annualized rate of U.S. $585,000.00 (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time.
(b)    Benefit Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings, welfare and retirement plans, policies and programs (including, without limitation, medical, prescription drug, dental, disability, and employee life insurance plans and programs) available to other senior executive officers of the Company, subject to the terms and conditions of such plans, policies and programs.
(c)    Discretionary Bonus. Executive shall be eligible to receive a discretionary annual bonus not to exceed sixty percent (60%) of her Base Salary (the “Discretionary Bonus”) for each fiscal year during the Employment Period, pro-rated for the period of time during the applicable fiscal year during which the Employment Period occurs. The Compensation Committee, in its sole discretion, shall determine the amount of any Discretionary Bonus for which Executive is eligible, based upon events occurring during the related fiscal year and its assessment of the Company’s and Executive’s performance in general. The Company shall pay the Discretionary Bonus simultaneously with payment of any Company-wide bonus, but no later than two and a half (2.5) months after the end of the fiscal year to which the applicable bonus relates.
(d)    Equity Grants. On or promptly following the Effective Date, the Company shall grant to Executive under the Company’s 2013 Incentive Plan (the “Plan”) one hundred thousand (100,000) restricted shares of Company common stock (the “Restricted Stock”). The Restricted Stock shall vest in full on October 31, 2018 (the “Vesting Date”), conditioned upon Executive’s continued employment as Interim CEO under this Agreement and subject to other terms and conditions set forth in the award certificate memorializing the Restricted Stock and the Plan. Notwithstanding the foregoing: (i) in the event that a permanent Chief Executive Officer commences employment with the Company and Executive is no longer employed as Company’s CEO under Section 1(a) prior to the Vesting Date, then Executive automatically shall vest in a pro rata amount of Restricted Stock based on the number of completed full months between the Start Date and the Vesting Date (i.e., 100,000 shares of Restricted Stock multiplied by a fraction, the denominator of which is 6 and the numerator of which is the number of completed full months between the Start Date and the Vesting Date prior to such event), provided that such amount of vested Restricted Stock shall in no event be less than fifty percent (50%) of the Restricted Stock (the remaining Restricted Stock shall terminate and be forfeited); and (ii) in the event that a Change in Control (as defined below) occurs prior to the conclusion of the Employment Period, then the Restricted Stock shall immediately accelerate and vest in full upon the consummation of such Change in Control.
For the purposes of this Agreement, a “Change in Control” shall mean:
(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) of beneficial ownership of any capital stock of the Company if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the individual, entity or group exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition, or (D) any acquisition by Baupost Group Securities, L.L.C. or any of its affiliates (“Baupost”), unless after giving effect to such acquisition Baupost owns more than 49% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities (in each case, measured on a fully-diluted basis taking into account the full conversion of any securities convertible into common stock and, for the avoidance of doubt, not in accordance with Rule 13d-3 promulgated under the Act), or unless such acquisition is in conjunction with an acquisition by a third party not deemed to be an affiliate of Baupost which when considered with Baupost, would constitute a group under Section 13 under the Act; or

(ii)     such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director’ means at any date a member of the Board (x) who was a member of the Board on the Effective Date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which, as a result of such transaction, owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, thirty percent (30%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(e)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing her duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company with respect to travel, entertainment and other business expenses, including but not limited to professional fees associated with maintaining business credentials.
(f)    Reimbursement of Legal Fees. Company shall reimburse Executive for reasonable legal and/or advisory fees incurred in connection with Executive’s review and negotiation of this Agreement in an amount not to exceed five thousand dollars ($5,000.00).
4.    Termination; Obligations upon Termination. Other than as provided in Section 1(a), in which case Executive’s employment hereunder shall immediately and automatically terminate, Executive’s employment hereunder otherwise may be terminated by Executive or the Company at any time, for any or no reason, upon no less than thirty (30) days prior written notice to the other party. Executive and the Company agree that there shall be no termination, severance or similar payments payable under this Agreement for any termination of employment. Upon the termination of Executive’s employment hereunder and unless otherwise provided expressly in this Agreement, the Company shall have no further obligations to Executive other than payment of: (a) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (b) the Discretionary Bonus earned by Executive for the fiscal year immediately prior to the year in which the date of termination occurs, if any, to the extent not theretofore paid, and (c) any accrued but unused vacation pay to the extent not theretofore paid (the “Accrued Obligations”).
5.    Restrictions on Conduct.

(a)    General. Executive and the Company understand and agree that the purpose of the provisions of this section is to protect the legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of her labor. Executive acknowledges that the restrictions set forth in this section are reasonable and that they do not, and shall not, unduly impair her ability to earn a living. In addition, the parties acknowledge: (i) that Executive’s services under this Agreement require special expertise and talent, and that Executive shall have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (ii) that pursuant to this Agreement, Executive shall be placed in a position of trust and responsibility and she shall have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing her in such position and giving her access to such information; (iii) that due to her management duties, Executive shall be the repository of a substantial portion of the goodwill of the Company; and (iv) that Executive is capable of competing with the Company. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions.

(b)    Definitions. The following capitalized terms used in this section shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means services involving the acquisition, development or commercialization of oral iron pharmaceutical products that are the same as or substantially similar to the oral iron pharmaceutical products offered or provided by the Company or are in competition with the Company’s products.

“Confidential Information” means all data and information relating to the business of the Company that is disclosed to Executive or of which Executive becomes aware as a consequence of her employment and that has value to the Company and is not generally disclosed to those not employed or otherwise engaged by the Company. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“End Date” means the last day of Executive’s employment with the Company for any reason whatsoever.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company sold its products or services or solicited to sell its products or services during the Employment Period and (a) with whom Executive dealt on behalf of the Company; (b) whose dealings with the Company were coordinated or supervised by Executive; or (c) about whom Executive obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of her employment.

“Protected Employees and Contractors” means employees and independent contractors of the Company who were employed or engaged by the Company at any time within six (6) months prior to the End Date.

“Protected Providers” means any service provider, vendor or supplier with whom the Company conducted business or solicited to conduct business during the twelve (12) months prior to the End Date.

“Restricted Territory” means countries where Keryx has the right to market Auryxia, including, but not limited to, North America, European Union, Eastern Europe, Central and Latin America.

“Restrictive Covenants” means the restrictive covenants contained in this section.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secret” or any equivalent term under state or federal law.

(c)    Restrictions

(i)Non-Disclosure of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that throughout the Employment Period and at all times after the Employment Period, for so long as the information at issue remains either Confidential Information or a Trade Secret, Executive shall not, directly or indirectly, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information or Trade Secrets and shall not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than that of the Company. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other valid legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt, written notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii)Non-Solicitation of Employees and Contractors. Executive hereby agrees that, during the Employment Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee or Contractor to terminate her or her relationship with the Company or to enter into an employment, consulting or similar relationship with any other Person.

(iii)Non-Solicitation of Customers. Executive hereby agrees that, during the Employment Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services.

(iv)Non-Interference with Providers. Executive hereby agrees that, during the Employment Period, Executive shall not, directly or indirectly, solicit or induce or attempt to solicit or induce any Protected Provider to cease, reduce or alter its relationship with the Company.

(v)Non-Competition with the Company. Executive hereby agrees that, during the Employment Period, Executive shall not, directly or indirectly, engage in or provide Competitive Services within the Restricted Territory, whether on her own behalf or as a Principal or Representative of any other Person, in a capacity that involves the exercise of any job duties or responsibilities the same as or similar to the job duties and responsibilities executed by Executive on behalf of the Company.

(d)    Enforcement; Severability; Reformation. In the event Executive breaches any of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, without the necessity of posting bond, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants could cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The parties hereunder agree that the Restrictive Covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any Restrictive Covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. The Restrictive Covenants shall be enforced in accordance with their terms to the maximum extent possible under applicable law. In the event a court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

6.    Invention Assignment. Executive agrees that she shall promptly and fully disclose in writing to the Company all inventions, designs, concepts, discoveries, developments, improvements, and innovations, whether or not they merit patent, trademark or copyright protection, conceived of, designed or reduced to practice by Executive, either solely or in concert with others, at any time during her employment, which: (a) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s business or its actual or demonstrably anticipated research or development; (b) result from any work performed by Executive on behalf of the Company; or (c) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets (collectively referred to as “Inventions”). Executive acknowledges and agrees that she shall keep and maintain adequate written records of all such Inventions at all stages thereof in the form of notes, sketches, drawings, photographs, printouts, and/or reports relating thereto. These records are and shall remain the property of, and be available to, the Company or its designee(s) at all times. Executive further acknowledges that all such Inventions shall be the exclusive property of the Company. As such, Executive hereby assigns Executive’s entire right, title, and interest in and to all such Inventions to the Company or its designee(s). Executive shall, at the Company’s request and expense, execute specific transfers, assignments, documents or other instruments and take such further action as may be considered necessary by the Company at any time during or subsequent to Executive’s employment to obtain and defend any intellectual property rights and vest complete title and ownership to such Inventions to the Company or its designee(s).

7.    General. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. The Company may only assign this Agreement with the prior written consent of Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. A counterpart executed and delivered by PDF or facsimile shall be sufficient for the Agreement to become effective. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:    Jodie Morrison
Last address known to the Company

If to the Company:    Keryx Biopharmaceuticals, Inc.
One Marina Park Drive, Twelfth Floor
Boston, MA 02210
Attention: CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

KERYX BIOPHARMACEUTICALS, INC.

By:     /s/ Michael Rogers

Print:    Michael Rogers

Its:     Chairman

Acknowledged and Agreed:

/s/ Jodie Morrison________________
JODIE MORRISON

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